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                                                                 Exhibit (e)(11)
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TIME SENSITIVE MEMORANDUM
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DATE:           August 24, 2000

TO:             BI Employees

FROM:           Jackie Chamberlin - CFO
                Sandy Lozinski - Stock Administrator
                Darrell Hammond - VP, OD/HR

SUBJECT:        Tender Clarification Letter to BI Employee Shareholders

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If you are a shareholder of BI you have, or will receive, a package of information explaining what to do with BI stock that you own in the tender offer. You should read the two printed documents on white paper (in the package) so that you fully understand why the Board of Directors of BI has decided to recommend that you tender your shares and merge BI with KBII Acquisition Company, Inc.

The Board of Directors of BI has unanimously approved this transaction. The Board's reasons are set forth in the document that begins with the letter from Jeremy Kendall, Chairman of the Board, which is enclosed in your information packet.

Should you elect NOT to tender your BI shares, please refer to Page 4 of the
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white document entitled, "Offer to Purchase for Cash." Read the answer to the first question regarding "If you decide not to tender, how will the offer affect my shares."

If you own BI stock options, you do not need to do anything at this time. Refer
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to Page 1 of the "Offer to Purchase for Cash" document.

How to Tender Shares: Please follow the instructions on the appropriately colored documents if you intend to tender your shares for cash.

Blue - Use the blue document if you have certificates for BI stock in your possession from 1) Stock purchase Plan, 2) Exercise of a BI stock option or, 3) Purchase of BI stock on the open market. The certificates must be in your name.

Yellow - Use the yellow document if you are unable to locate your BI stock certificates.

If you have stock in "Street Name," that is, stock held in a brokerage account, call your broker. They have received instructions from KBII. YOU must authorize
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your broker to tender your shares.

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QUESTIONS AND ANSWERS:
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Please refer to the white document entitled "Offer to Purchase for Cash." Pages
1-4 have questions and answers that are not addressed below.

Q1. If I want to tender my stock, what do I need to do if I have all my stock certificates?
A1.  Follow the instructions on the blue form
     1) Make sure you sign the form and complete the Form W-9 (Your package includes guidelines for completing this form).
     2) Sign the form EXACTLY like the name(s) on the stock certificate. If there is more than one name, all owners must sign the blue form.
     3) Mail your form and certificates in the enclosed brown envelope. SEND REGISTERED MAIL, RETURN RECEIPT, and properly insure the package.
     4) If you have different names on several certificates, you must complete a SEPARATE blue form for each certificate.

Q2.  What if I cannot find my stock certificate?
A2. Call Computershare at (303) 986-5400 immediately. They will instruct you on what to do. If you are unable to replace your lost certificates prior to September 15, 2000, you need to follow the instructions on the yellow document.

Q3.  What if my stock certificates are in my broker's name?
S.
A3. Call your broker immediately. You will need to authorize them to tender your shares. You may be required to complete an authorization form that they will send you.

Q4. Do I have to have my signature guaranteed on the letter of transmittal (blue form)?
A4. In most cases, you do not have to have your signature guaranteed. If you complete the Special Payment or Special Delivery Instructions on Page 5, (blue form) with a name other than the name on your certificate, you must
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     get a broker or commercial bank to guarantee your signature.

Q5.  How do I get other questions answered regarding this tender?
A6. You may call Innisfree M&A Incorporated at (888) 750-5834 (the Information Agent for the Offer) or BB&T Capital Markets, a division of Scott & Stringfellow, Inc. (the dealer manager for the Offer) at (804) 787-8252.

Q6.  When will I get my money for the shares tendered?
A6. Approximately one week after the CLOSE of the tender checks will be mailed to you. Please refer to Page 2 of the white document entitled, "Offer to Purchase for Cash". Read the answer to question, "What are the most significant conditions to the offer?" This defines when the tender will close.

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                   NOTICE TO ALL RECIPIENTS OF THIS MATERIAL

The foregoing constitutes information relating to a tender offer for the shares of common stock of BI Incorporated. This material is neither an offer to purchase nor a solicitation of an offer to sell shares of BI. At the time the offer was commenced, the acquiring entity filed a Tender Offer Statement and BI filed a Solicitation/Recommendation Statement with the U.S. Securities and Exchange Commission with respect to the offer. Any material changes to those documents have been or will be filed with the SEC by amendments to the prior filings. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/ Recommendation Statement contain important information which should be read carefully before any decision is made with respect to the offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are available to all shareholders of BI, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed with the Commission) and the Solicitation/Recommendation Statement are also available at no charge on the Commission's website at www.sec.gov.

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